Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Gastar Exploration Ltd.

Houston, TX

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160776) and Form S-8 (No. 333-139112 and 333-159882) of Gastar Exploration Ltd. of our reports dated May 26, 2011, relating to the consolidated financial statements of Gastar Exploration USA, Inc. in this Form 8-K.

/s/ BDO USA, LLP

Dallas, TX

May 26, 2011